Exhibit 10.1 Form of COPSync Convertible Note

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (“1933 ACT”) AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING THIS NOTE AND APPLICABLE STATE SECURITIES LAWS OR THE DELIVERY OF AN OPINION OF COUNSEL ACCEPTABLE TO COPSYNC, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

ANY SHARES OF STOCK ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE 1933 ACT OR APPLICABLE STATE SECURITIES LAWS.  THE SHARES OF STOCK ISSUABLE UPON THE CONVERSION HEREOF MAY NOT BE SOLD OR OFFERED FOR SALE, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNTIL THE SIX MONTH ANNIVERSARY OF THE DATE HEREOF (OR 12 MONTHS IN THE CASE OF AFFILIATES) AND THEN ONLY IF THE COMPANY IS CURRENT IN ITS REPORTING REQUIREMENTS UNDER THE SECURITIES EXCHANGE ACT OF 1934 ACT (THE “34 ACT”).

COPSYNC, INC. CONVERTIBLE PROMISSORY NOTE

March ___, 2011
Note No. 2011- [___]		$_______

This Convertible Promissory Note (this Note") has been issued pursuant to that certain Subscription Agreement (the "Subscription Agreement") dated on or about March 30, 2011, by and between COPsync, Inc., a Delaware corporation ("COPsync"), and the registered holder hereof, __________________ (or such holder's successor-in-interest) (the “Payee”).

FOR VALUE RECEIVED, COPsync hereby unconditionally promises to pay to the order of the Payee, at the Payee’s address as set forth in the Subscription Agreement or such other address given to COPsync by the Payee, the principal sum of $__________.00, in lawful money of the United States of America, together with interest on the unpaid principal balance from day-to-day remaining, computed from the date hereof until payment in full of the principal sum at  the rate per annum of three percent (3%) simple interest (based on a 365-day year or a 366-day year, as the case may be, and charged on the basis of actual days elapsed) in accordance with the following provisions.

1.  Interest; Payment.  The first interest payment shall be due and payable on January 2, 2012, and accrued and unpaid interest thereafter shall be due and payable on each subsequent April 2, July 2, October 2, and January 2 during the term of this Note. The principal of and accrued and unpaid interest upon this Note shall be due and payable on the third year anniversary of the date first stated above, unless this Note that is earlier converted into COPsync’s shares of common stock, $0.0001 par value (“Common Stock”), pursuant to section 3.

2.  Application of Payment.  Payments made to Payee by COPsync hereunder shall be applied first to accrued and unpaid interest on the principal amount of this Note and then to the outstanding principal amount of this Note.

3.  Conversion.  All or any portion of the principal amount and accrued and unpaid interest then owing under this Note may be converted at the option of Payee into shares of Common Stock at the option of Payee by providing notice to COPsync at the address stated below. The number of shares of  Common Stock issuable upon conversion of this Note shall be the number derived by dividing the amount of the principal and accrued and unpaid interest under this Note proposed to be converted into shares of Common Stock by $.10 (Ten Cents) (the “Conversion Price”).  The shares of Common Stock issuable to Payee pursuant to this Section 3 shall be referred to as the "Shares." No fractional share shall be issued upon such conversion. In lieu of any such fractional share, which would otherwise be issuable upon such conversion, COPsync shall pay to Payee a cash adjustment in respect thereof in an amount equal to the same price attributable to the fractional share.  COPsync shall promptly issue to Payee the Shares to which Payee is entitled as a result of the conversion.  The Shares issuable upon conversion of this Note may be publicly sold by non-affiliates as long as more than six months has elapsed since the issue date of the Note and COPsync is current in its reporting requirements under the 1934 Act.  Upon the conversion of the entire amounts owing under this Note into the Shares or the payment of the entire amount of principal and interest owing under this Note, Payee shall surrender this Note to COPsync marked "paid in full."

The Conversion Price shall be equitably adjusted in the event the Shares shall be subdivided (via a stock split, stock dividend or otherwise) or in the event the Shares shall be combined (via a reverse stock split, reclassification or otherwise).

Example:  Assume the amount of the principal and accrued and unpaid interest under this Note proposed to be converted to Common Stock shares is $50,100.  The number of Common Stock shares issuable to Payee upon conversion of this Note shall be 501,000 shares ($50,100 ÷ $.10)

4.  Waivers.  COPsync waives demand for payment, presentment, protest, notice of protest and non-payment, or other notice of default, notice of acceleration and intention to accelerate, and agrees that its liability under this Note shall not be affected by any renewal or extension in the time of payment hereof or any other indulgences and hereby consents to any and all renewals, extensions, indulgences, releases or changes.

No waiver by Payee of any of its rights or remedies hereunder shall be considered a waiver of any other or subsequent right or remedy of Payee; no delay or omission in the exercise or enforcement by Payee of any such rights or remedies shall be construed as a waiver thereof; and no exercise or enforcement of any such rights or remedies shall be held to exhaust any such right or remedy.

5.  Events of Default.  An “event of default” shall exist hereunder if any one or more of the following events shall occur and be continuing:

(a)           COPsync shall fail or refuse to pay when due any principal of, or interest upon, this Note when due and payable and such failure or refusal continues more than 5 business days after the due date;

(b)           COPsync shall (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor or liquidator of COPsync or of all or a substantial part of its assets, (ii) file a voluntary petition in bankruptcy, admit in writing that it is unable to pay its debts as they become due or generally not pay its debts as they become due, (iii) make a general assignment for the benefit of creditors, (iv) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy or insolvency laws, (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or (vi) take corporate action for the purpose of effecting any of the foregoing;

(c)           an involuntary petition or complaint shall be filed against COPsync seeking bankruptcy or reorganization or the appointment of a receiver, custodian, trustee, intervenor or liquidator of COPsync, or of all or substantially all of its assets, and such petition or complaint shall not have been dismissed within thirty (30) days of the filing thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition or complaint seeking reorganization of COPsync or appointing a receiver, custodian, trustee, intervenor or liquidator of COPsync, or of all or substantially all of its assets; or

(d)           the failure to have discharged within a period of ten (10) days after the commencement thereof any attachment, sequestration or similar proceedings against any of COPsync’s assets.

6.  Remedies.  Upon the occurrence and continuance of any Event of Default, Payee may, at its option, declare the entire unpaid balance of principal and accrued interest on this Note to be immediately due and payable and exercise any and all remedies permitted by applicable law, provided, however, upon the occurrence of any of the Events of Default described in items 5(b) or 5(c) above, the entire unpaid balance of principal and accrued interest upon this Note shall, without any action by Payee, immediately become due and payable without demand for payment, presentment, protest, notice of protest and non-payment, or other notice of default, notice of acceleration and intention to accelerate or any other notice, all of which are expressly waived by COPsync.

7.  Prepayments.  COPsync may prepay this Note, without penalty, in whole or in part, at any time, by giving Payee written notice of the amount to be prepaid at least ten business days prior to the date of prepayment.

8.  Usury Savings Clause.  Any provision herein, in any other document securing the payment of this Note, or in any other agreement or commitment between COPsync and Payee, whether written or oral, expressed or implied, to the contrary notwithstanding, Payee shall never be entitled to charge, receive, or collect, nor shall amounts received hereunder be credited as interest so that Payee shall be paid, a sum greater than interest at the maximum nonusurious interest rate, if any, that at any time may be contracted for, charged, received, or collected on the indebtedness evidenced by this Note under applicable law (the “Maximum Rate”).  It is the intention of the parties that this Note, and all other instruments securing the payment of this Note or executed or delivered in connection herewith, shall comply with applicable law.  If Payee ever contracts for, charges, receives, or collects, anything of value which is deemed to be interest under applicable law, and if the occurrence of any circumstance or contingency, whether acceleration of maturity of this Note, delay in advancing proceeds of this Note; or other event, should cause such interest to exceed interest at the Maximum Rate, any such excess amount shall be applied to the reduction of the unpaid principal balance of this Note or any other indebtedness owed to Payee by COPsync, and if this Note and such other indebtedness is paid in full, any remaining excess shall be paid to COPsync.  In determining whether or not the interest hereon exceeds interest at the Maximum Rate, the total amount of interest shall be spread throughout the entire term of this Note until its payment in full in a manner which will cause the interest rate on this Note not to exceed the Maximum Rate.

9.  Notice.  All notices to be given hereunder shall be in writing and shall be deemed given at the earlier of when actually received or five days after being deposited in the United States mails, return receipt requested, (a) to Payee at the address of Payee set forth in the Subscription Agreement executed by Payee in connection with this Note or (b) to COPsync at P.O. Box 2329, Canyon Lake, TX 78133.  Either party may change that party’s above listed notice information by giving written notice of the changed information to the other party at least ten days prior to such change.

10.  Governing law.  This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Texas excluding (except for matters governed by the Uniform Commercial Code as in effect in the State of Texas from time to time) choice of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

11.  Collection. If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceedings at law or in equity or in bankruptcy, receivership or other court proceedings, COPsync promises to pay all costs and expenses of collection including, but not limited to, court costs and the reasonable attorneys’ fees of the holder hereof.

12.  Series of Notes.  This note is one of a series of convertible promissory notes of COPsync (the “Offering Notes”) evidencing indebtedness incurred by COPsync in an offering of the Offering Notes. This Note and the other Offering Notes shall rank pari passu as to the holders of this Note and the other Offering Notes, whether principal, interest or otherwise, shall be made pro rata among the holders of this Note and the holders of other Offering Notes based upon the aggregate unpaid principal amount of this Note and the other Offering Notes. By accepting this Note, each holder of this note agrees that if any holder of this Note or of any other Offering Note obtains any payments (whether voluntary, involuntary, by prepayment, set-off or otherwise) of the principal or interest on this Note or any other Offering Note in excess of such holder’s pro rata share of payments received by all holders of the Offering Notes, such holder shall purchase from the other holders of this Note and the other Offering Notes such participation in such notes held by them as is necessary to cause all such holders to share the excess payment ratably among each of them as provided in this paragraph.

COPSYNC, INC.

By:	/s/ Ronald A. Woessner
Ronald A. Woessner
Chief Executive Officer